Exhibit 10.9

REVISED

February 18, 2013

Charles A. Brooks

2363 Preston Lane

West Dundee, Illinois 60118

Dear Tony:

I am pleased to offer you the position of Senior Vice President, Distribution (level 99) for Dean Foods, based in Dallas, Texas. This position will report to Marty Devine. We look forward to having you join our team on or around March 18, 2013.

Here are the specifics of your offer and the pre-employment requirements that must be satisfied:

Base Salary

You will be paid $16,041.67, less payroll taxes, on a semi-monthly basis which equates to an annual salary of $385,000.00, less payroll taxes.

Signing Bonus

You will receive a one-time signing bonus of $100,000.00, less payroll taxes, the first full pay period following the completion of 30 days of employment. If you voluntarily leave Dean Foods without good reason during your first year of employment, you will be responsible for reimbursing Dean Foods on a prorated basis (based on number of months worked) for this one-time signing bonus.

Annual Incentive Opportunity

As a level 99, you will be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive Plan with a 2013 target amount equal to 50% of your annualized base salary, subject to the achievement of certain financial targets for Dean Foods and certain individual objectives. Your incentive payment will be prorated based on your actual start date.

Annual Long Term Incentive Compensation

You are eligible for future equity grants under the Dean Foods Long-Term Incentive Plan. For 2013, you are eligible for a long-term incentive award with a value of $262,500.00. This award is scheduled to be granted at the beginning of the next calendar quarter following your start date, and will be subject to (a) the approval of the Compensation Committee of the Dean Foods Board of Directors, and (b) your acceptance of the terms and conditions of the applicable equity award agreement. The amount and nature of any future long-term incentive awards will be determined by the Compensation Committee of the Dean Foods Board of Directors.

Executive Deferred Compensation Plan

You will be eligible to participate in the Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis. You will receive information on this Plan within 30 days of your start date

Paid Time Off (PTO)

You will be granted twenty (20) days of PTO. For 2013, your PTO will be prorated based on your actual start date. Unused PTO is not carried forward from year to year unless state law requires.

COBRA Support

Should you elect COBRA (health insurance) coverage from your previous employer, Dean Foods will reimburse you for your COBRA premiums (less your comparable Dean Foods contribution) until you become eligible for Dean Foods’ benefits (first of the month following 60 days of employment).

Benefits Plan

Attached to this letter is an overview of the health benefits, 401(k) programs, and all other benefits. Additionally, you are eligible for executive benefits that include a Supplemental Executive Retirement Plan (SERP) and an executive long-term disability program. Please note that you must complete the health benefits enrollment process within 45 days of your hire date. Once hired, if you have questions regarding the health benefits programs or eligibility, please call the Dean Foods Benefits Service Center at 877-224-4909 or go online at www.deanfoods.mercerhrs.com. For questions regarding 401(k) programs or eligibility, please call JPMorgan at 800-345-2345 or go online at www.retireonline.com.

New Hire Process

This offer of employment is contingent upon your submission to and successful completion of a background check and drug screen. By signing this offer letter you represent that there is no agreement or promise in place between you and any other company (for example, a non-competition agreement) that would prohibit you from working for Dean Foods. You are also required to comply with the Dean Foods Code of Ethics as a condition of employment. Your employment is on an at-will basis.

Insider Trading

As a Senior Vice President, you will have access to sensitive business and financial information. Accordingly, from time to time and in accordance with the company's Insider Trading Policy, you will be prohibited from trading Dean Foods securities (or, in some circumstances, the securities of companies doing business with Dean Foods).

Change-In-Control Provisions

You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods Corporate Senior Vice Presidents.

Severance

Dean Foods maintains an Executive Severance Plan, and at your request we will provide you a copy of this plan.

Relocation

Dean Foods wants your move to Dallas to be a positive one. The Level One policy describing these benefits is enclosed. Your acceptance of this offer includes the acceptance and agreement of this relocation policy. If you have questions regarding these programs or eligibility, please contact our relocation department by phone at 817-684-3687 or via email at relocation@deanfoods.com.

Conclusion

Tony, I am very excited about the opportunities at Dean Foods and very excited to have you be a part of our team. I am confident that with your experience, skills, vision and standards, you will make significant contributions to our company in the years to come.

Best regards,

/s/ Kim Warmbier
Kim Warmbier
EVP, Chief HR Officer

Agreed and accepted:

/s/ Charles A. Brooks
Charles A. Brooks

2/24/13
Date

cc:	Marty Devine

Jose Motta

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